EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2009 Results

For the Fourth Quarter 2009:

  HSNi Adjusted EPS more than doubled to $0.74 on a sales increase of 8% and an increase in Adjusted EBITDA of 78%
  HSN sales increased 12% to a record $612 million; HSN.com sales grew over 22%; and Adjusted EBITDA increased 39%
  HSNi achieved record internet sales penetration of nearly 40%

ST. PETERSBURG, Fla., March 3, 2010 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the fourth quarter and full year ended December 31, 2009 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q4 2009	Q4 2008	Change	FY 2009	FY 2008	Change

Net Sales	$ 838.7	$ 778.5	8%	$ 2,749.6	$ 2,823.6	(3%)
Non-GAAP:
Adjusted EBITDA	$ 88.0	$ 49.3	78%	$ 206.1	$ 158.9	30%
Adjusted Net Income	$ 43.0	$ 20.5	109%	$ 81.7	$ 68.8	19%
Adjusted EPS	$ 0.74	$ 0.36	105%	$ 1.42	$ 1.22	17%
GAAP:
Operating Income (Loss)	$ 74.9	$ (2,852.1)	NM	$ 155.7	$(3,102.3)	NM
Net Income (Loss)	$ 39.4	$ (2,152.6)	NM	$ 72.5	$(2,390.9)	NM
Diluted EPS	$ 0.68	$ (38.29)	NM	$ 1.26	$ (42.54)	NM

HSNi:
Average price point	$ 63.80	$ 61.51	4%	$ 60.49	$ 61.99	(2%)
Units shipped (millions)	14.7	14.1	5%	50.7	50.9	(0%)
Gross profit %	35.9%	34.1%	180 bps	35.7%	34.9%	80 bps
Return rate %	17.8%	17.3%	50 bps	17.8%	18.4%	(60 bps)
Internet net sales % (b)	39.3%	37.3%	200 bps	37.4%	35.9%	150 bps

NM = Not Meaningful

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.

(b) Internet net sales as a percent of total HSNi net sales

See reconciliation of GAAP to non-GAAP measures in Table 4.

Fourth Quarter 2009 Results vs Fourth Quarter 2008 Results

  HSNi's net sales increased 8% to $838.7 million from $778.5 million in the prior year.  HSN's net sales increased 12% to $611.8 million, the highest quarterly sales volume in its 32-year history. Cornerstone's net sales decreased 2% to $226.9 million, a notable improvement compared to the year-to-date decline in net sales of 19% through the end of the third quarter.
  HSNi's Adjusted EBITDA increased 78% to $88.0 million from $49.3 million in the prior year as a result of the 8% increase in net sales, an improvement in gross profit margin of 180 basis points and a reduction in operating expenses, excluding non-cash charges, of $3.1 million.
  HSNi's Adjusted EPS was $0.74 compared to $0.36 in the prior year, an increase of 105%. GAAP diluted EPS was $0.68 per share compared to a loss of $38.29 per share last year. The prior year results included non-cash asset impairment charges of $2.9 billion to reduce the carrying value of goodwill and intangible assets. The asset impairment charges on an after-tax basis were $2.2 billion.
  Cash and cash equivalents as of December 31, 2009 were $269.9 million. In December 2009, HSNi made a voluntary prepayment of $35 million on its term loan. Cash from operating activities in 2009 was $202.6 million compared to $137.1 million in the prior year. Cash flow increased as a result of improved operating performance and effective working capital management.

"We are thrilled to report that EPS more than doubled on the strength of record-breaking sales at HSN and a significant improvement in operating performance at Cornerstone," said Mindy Grossman, CEO of HSN, Inc. "HSN generated a 12% increase in sales to $612 million, the highest quarterly sales volume in our 32-year history, and reported sales growth in every division. In addition, our continued focus on driving a multi-channel experience resulted in sales growth on HSN.com of more than 22%, with e-commerce sales penetration now reaching a high of 32%.

"On a consolidated basis, HSNi delivered an impressive performance: a sales increase of 8%, an improvement in gross profit margin of 180 basis points, a reduction in operating expenses and a significant increase in EBITDA of 78%. These results clearly demonstrate our continued ability to leverage the unique aspects of our business model to drive long-term value for our shareholders."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change
Net Sales
HSN	$ 611.8	$ 545.9	12%	$ 2,007.9	$ 1,956.9	3%
Cornerstone	226.9	232.6	(2%)	741.7	866.7	(14%)
Total HSNi	$ 838.7	$ 778.5	8%	$ 2,749.6	$ 2,823.6	(3%)

Gross Profit
HSN	$ 205.4	$ 173.5	18%	$ 678.7	$ 633.2	7%
Cornerstone	95.8	92.1	4%	302.6	352.2	(14%)
Total HSNi	$ 301.2	$ 265.6	13%	$ 981.3	$ 985.4	(0%)

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 75.5	$ 54.5	39%	$ 196.1	$ 160.3	22%
Cornerstone	12.5	(5.2)	342%	10.0	(1.4)	827%
Total HSNi	$ 88.0	$ 49.3	78%	$ 206.1	$ 158.9	30%

Operating Income (Loss)
HSN	$ 65.2	$(2,397.0)	NM	$ 157.3	$(2,332.8)	NM
Cornerstone	9.7	(455.1)	NM	(1.6)	(769.5)	NM
Total HSNi	$ 74.9	$(2,852.1)	NM	$ 155.7	$(3,102.3)	NM

NM = Not Meaningful

See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008	Change	2009	2008	Change
HSN:
Average price point	$ 62.30	$ 59.49	5%	$ 58.63	$ 60.13	(2%)
Units shipped (millions)	11.2	10.3	9%	38.8	36.9	5%
Gross profit %	33.6%	31.8%	180 bps	33.8%	32.4%	140 bps
Return rate %	19.2%	18.2%	100 bps	18.9%	19.5%	(60 bps)
Internet net sales % (a)	32.3%	29.6%	270 bps	30.3%	28.4%	190 bps
Cornerstone:
Average price point	$ 68.57	$ 67.00	2%	$ 66.55	$ 66.90	(1%)
Units shipped (millions)	3.5	3.8	(8%)	11.9	14.0	(15%)
Gross profit %	42.2%	39.6%	260 bps	40.8%	40.6%	20 bps
Return rate %	13.9%	15.4%	(150 bps)	14.7%	15.9%	(120 bps)
Internet net sales % (a)	58.1%	55.3%	280 bps	56.6%	52.7%	390 bps
Catalog circulation (millions)	67.6	82.9	(19%)	247.5	324.3	(24%)

(a) Internet net sales as a percent of segment net sales

HSN Segment Results for the Fourth Quarter 2009

HSN's net sales increased 12% to a record $611.8 million.  HSN.com net sales grew 22% over the prior year and now represent 32.3% of HSN's total net sales, up from 29.6% in the prior year. All product divisions had strong sales performance in the quarter, led by significant increases in electronics, fitness and fashion. Shipped units increased 9% and the average price point increased 5% due to product mix and less promotional activity.

Gross profit increased $31.9 million, or 18%, to $205.4 million and gross profit margin improved 180 basis points to 33.6% compared to 31.8% in the prior year. The significant improvement in gross profit was due to less promotional activity and lower procurement costs. Gross profit margin also benefited from a reduction in inventory reserves due to lower aged inventory levels. Inventories decreased 11%, or $24.9 million, compared to the same period last year.

Adjusted EBITDA increased 39% to $75.5 million as a result of the significant increase in gross profit, partially offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to the effect of a favorable accrual adjustment of approximately $5.0 million recorded in the prior year for distribution cost liabilities and compensation expense related to performance driven incentives.

Operating income was $65.2 million compared to an operating loss of $2.4 billion in the prior year. Operating loss in the prior year included non-cash impairment charges of $2.4 billion related to the write-down of goodwill and intangible assets.

Cornerstone Segment Results for the Fourth Quarter 2009

Cornerstone's financial results for the fourth quarter represented the segment's strongest performance in 2009. Despite the 19% reduction in catalog circulation, net sales for Cornerstone only declined 2% to $226.9 million compared to $232.6 million in the prior year. Internet sales grew 2.5% over the prior year and now represent 58.1% of Cornerstone's total net sales, up from 55.3% in the prior year. Return rates improved by 150 basis points to 13.9% due to product mix and a continued focus on quality improvement programs.

Gross profit margin improved 260 basis points to 42.2% compared to 39.6% in the prior year, primarily from less promotional activity, lower shipping and fulfillment costs and improved return rates. Inventories decreased 22%, or $25.1 million, compared to the same period last year.

Despite the 2% decline in net sales, Adjusted EBITDA increased by $17.7 million as compared to the prior year. This significant improvement was primarily driven by higher gross profit dollars and lower circulation costs.

Operating income was $9.7 million compared to an operating loss of $455.1 million in the prior year. Operating loss in the prior year included non-cash impairment charges of $445.1 related to the write-down of goodwill and intangible assets.

Other Selected Financial Results

HSNi's effective tax rate from continuing operations was 40.6% for the fourth quarter of 2009.  This rate exceeds the federal statutory rate of 35% due principally to state income taxes. The effective tax rate from continuing operations was only 24.8% in the prior year due to the asset impairment charges in 2008 which are non-deductible for tax purposes.

Liquidity and Capital Resources

As of December 31, 2009, HSNi had cash and cash equivalents of $269.9 million, up from $238.7 million at September 30, 2009 and up from $177.5 million at December 31, 2008. In December 2009, HSNi made a voluntary prepayment of $35 million on its term loan, resulting in a total reduction of $70 million in long-term debt in 2009. For the year ended December 31, 2009, HSNi generated net cash provided by operating activities of $202.6 million compared to $137.1 million in the same period last year due to effective working capital management and improved operating results. Total debt was approximately $338.7 million as of December 31, 2009, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 1.64x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the depth and duration of the current recession, and the continued impact of these conditions on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in the interest rate environment and developments in the overall credit markets; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; technological or regulatory changes; changes in senior management; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC").  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Reported results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on March 3, 2010 at 11:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 800-210-9006 or 719-457-2506 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, March 17, 2010 by dialing 888-203-1112 or 719-457-0820, plus the passcode 2149417 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce.  In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as Shop by Remote, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 200 million catalogs annually, operates seven separate e-commerce sites and operates 23 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$ 838,662	$ 778,533	$ 2,749,609	$ 2,823,593
Cost of sales	537,511	512,978	1,768,295	1,838,163
Gross profit	301,151	265,555	981,314	985,430
Operating expenses:
Selling and marketing	139,659	152,203	507,569	567,305
General and administrative	62,244	51,958	222,464	220,644
Production and programming	14,708	15,425	57,090	60,217
Amortization of non-cash marketing	--	--	--	8,022
Amortization of intangible assets	141	1,755	562	7,465
Depreciation	9,465	9,637	37,975	37,438
Asset impairments	--	2,886,650	--	3,186,650
Total operating expenses	226,217	3,117,628	825,660	4,087,741
Operating income (loss)	74,934	(2,852,073)	155,654	(3,102,311)
Other (expense) income:
Interest income	131	76	343	480
Interest expense	(8,766)	(9,960)	(35,283)	(16,420)
Total other expense, net	(8,635)	(9,884)	(34,940)	(15,940)
Income (loss) from continuing operations before income taxes	66,299	(2,861,957)	120,714	(3,118,251)
Income tax (provision) benefit	(26,926)	709,432	(48,136)	730,773
Income (loss) from continuing operations	39,373	(2,152,525)	72,578	(2,387,478)
Loss from discontinued operations, net of tax	(21)	(44)	(90)	(3,410)
Net income (loss)	$ 39,352	$ (2,152,569)	$ 72,488	$ (2,390,888)

Income (loss) from continuing operations per share:
Basic	$ 0.70	$ (38.29)	$ 1.29	$ (42.48)
Diluted	$ 0.68	$ (38.29)	$ 1.27	$ (42.48)

Net income (loss) per share:
Basic	$ 0.70	$ (38.29)	$ 1.29	$ (42.54)
Diluted	$ 0.68	$ (38.29)	$ 1.26	$ (42.54)

Shares used in computing income (loss) per share:
Basic	56,444	56,215	56,383	56,208
Diluted	57,865	56,215	57,330	56,208

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT
HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$ 269,921	$ 177,463
Accounts receivable	182,746	165,114
Inventories	261,473	304,172
Deferred income taxes	21,960	21,777
Prepaid expenses and other current assets	47,152	42,080
Total current assets	783,252	710,606
Property and equipment, net	157,051	157,832
Intangible assets, net	261,185	261,747
Other non-current assets	17,162	22,272
TOTAL ASSETS	$ 1,218,650	$ 1,152,457
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 222,787	$ 198,464
Current maturities of long-term debt	4,762	15,000
Accrued expenses and other current liabilities	222,739	190,788
Total current liabilities	450,288	404,252
Long-term debt, net of current maturities	333,960	393,528
Deferred income taxes	76,413	83,276
Other long-term liabilities	13,959	13,116
Total liabilities	874,620	894,172

TOTAL SHAREHOLDERS' EQUITY	344,030	258,285
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,218,650	$ 1,152,457

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Year Ended
	December 31,
	2009	2008

Cash flows from operating activities attributable to continuing operations:
Net income (loss)	$72,488	$ (2,390,888)
Less: Loss from discontinued operations, net of tax	(90)	(3,410)
Income (loss) from continuing operations	72,578	(2,387,478)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	37,975	37,438
Amortization of intangible assets	562	7,465
Asset impairments	--	3,186,650
Stock-based compensation expense	11,264	20,286
Amortization of cable and satellite distribution fees	3,360	4,028
Amortization of non-cash marketing	--	8,022
Amortization of debt issuance costs	2,556	1,124
Loss on disposition of fixed assets	682	1,354
Deferred income taxes	(6,794)	(742,053)
Bad debt expense	18,460	19,775
Excess tax benefits from stock-based awards	(301)	(135)
Changes in current assets and liabilities:
Accounts receivable	(36,994)	8,787
Inventories	42,699	13,239
Prepaid expenses and other current assets	(5,684)	12,816
Accounts payable and other current liabilities	62,189	(54,230)
Net cash provided by operating activities attributable to continuing operations	202,552	137,088
Cash flows from investing activities attributable to continuing operations:
Transfers from IAC	--	16,738
Capital expenditures	(41,420)	(39,662)
Other	42	--
Net cash used in investing activities attributable to continuing operations	(41,378)	(22,924)
Cash flows from financing activities attributable to continuing operations:
Proceeds from issuance of long-term debt, net of debt issuance costs	--	373,833
Repayments of long-term debt	(50,000)	--
Borrowings under revolving credit facility	--	40,000
Repayments under revolving credit facility	(20,000)	(20,000)
Excess tax benefits from stock-based awards	301	135
Distribution to IAC in connection with the spin-off	--	(333,799)
Other	(26)	(117)
Net cash (used in) provided by financing activities attributable to continuing operations	(69,725)	60,052
Total cash provided by continuing operations	91,449	174,216

Total cash provided by (used in) operating activities attributable to discontinued operations	1,009	(501)
Effect of exchange rate changes on cash and cash equivalents	--	(2,472)
Net increase in cash and cash equivalents	92,458	171,243
Cash and cash equivalents at beginning of period	177,463	6,220
Cash and cash equivalents at end of period	$ 269,921	$ 177,463

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Diluted earnings (loss) per share	$ 0.68	$ (38.29)	$ 1.26	$ (42.54)
Net income (loss)	$ 39,352	$ (2,152,569)	$ 72,488	$ (2,390,888)
Stock-based compensation expense	3,180	2,260	11,264	20,286
Amortization of non-cash marketing expense	--	--	--	8,022
Amortization of intangible assets	141	1,755	562	7,465
Asset impairments	--	2,886,650	--	3,186,650
Loss on disposition of fixed assets	283	1,085	682	1,354
Loss from discontinued operations, net of tax	21	44	90	3,410
Impact of income taxes	27	(718,687)	(3,428)	(767,452)
Adjusted Net Income	$ 43,004	$ 20,538	$ 81,658	$ 68,847
GAAP diluted weighted average shares outstanding	57,865	56,665	57,330	56,657
Adjusted EPS	$ 0.74	$ 0.36	$ 1.42	$ 1.22

HSN, INC. RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)
	Three Months Ended			Three Months Ended
	December 31, 2009			December 31, 2008
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Operating income (loss)	$ 65,189	$ 9,745	$ 74,934	$ (2,396,994)	$ (455,079)	$ (2,852,073)
Stock-based compensation expense	2,579	601	3,180	1,532	728	2,260
Amortization of non-cash marketing	--	--	--	--	--	--
Amortization of intangible assets	141	--	141	142	1,613	1,755
Asset impairments	--	--	--	2,441,594	445,056	2,886,650
Depreciation	7,279	2,186	9,465	7,139	2,498	9,637
Loss on disposition of fixed assets	277	6	283	1,073	12	1,085
Adjusted EBITDA	$ 75,465	$ 12,538	$ 88,003	$ 54,486	$ (5,172)	$ 49,314

	Year Ended			Year Ended
	December 31, 2009			December 31, 2008
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Operating income (loss)	$ 157,233	$ (1,579)	$ 155,654	$ (2,332,789)	$ (769,522)	$ (3,102,311)
Stock-based compensation expense	9,041	2,223	11,264	14,197	6,089	20,286
Amortization of non-cash marketing	--	--	--	8,022	--	8,022
Amortization of intangible assets	562	--	562	568	6,897	7,465
Asset impairments	--	--	--	2,441,594	745,056	3,186,650
Depreciation	28,666	9,309	37,975	27,348	10,090	37,438
Loss on disposition of fixed assets	637	45	682	1,339	15	1,354
Adjusted EBITDA	$ 196,139	$ 9,998	$ 206,137	$ 160,279	$ (1,375)	$ 158,904

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangibles, (3) depreciation and gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail industry. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Pro Forma Results

We will only present Adjusted EBITDA, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented before one-time items, if applicable. In accordance with SEC rules, these items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Basis of Presentation

On November 5, 2007, IAC announced its plan to separate into five independent public companies in order to better achieve certain strategic objectives of the various businesses. This transaction is referred to as the "spin-off."

On August 21, 2008, HSN, Inc. became an independent public company and began trading on the NASDAQ Global Select Market under the symbol "HSNI." These unaudited consolidated financial statements present our results of operations, financial position, shareholders' equity and cash flows of HSN, Inc. on a combined basis up through the spin-off and on a consolidated basis thereafter.

For the twelve months ended December 31, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the period preceding the spin-off. The diluted earnings per share for the twelve months ended December 31, 2008 was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the period preceding the spin-off.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Mia Carbonell
            727-872-4084
            mia.carbonell@hsn.net